Exhibit 99.1

Filed by Mifflinburg Bancorp, Inc.

Pursuant to Rule 425 under the Securities Act of 1933

And deemed filed pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934

Subject Company: Northumberland Bancorp

Commission File No: 132-02869

Date: April 29, 2025

MIFFLINBURG BANCORP, INC. AND NORTHUMBERLAND BANCORP ANNOUNCE

SHAREHOLDER APPROVAL FOR MERGER OF EQUALS

Mifflinburg, PA and Northumberland, PA, April 29, 2025 – Mifflinburg Bancorp, Inc. (OTCPK: MIFF) (“MIFF”), the bank holding company for Mifflinburg Bank and Trust Company, and Northumberland Bancorp (OTCPK: NUBC) (“NUBC”), the bank holding company for The Northumberland National Bank, jointly announced today that at a special meeting of NUBC shareholders held on April 29, 2025, NUBC shareholders approved the merger of NUBC with and into MIFF, with MIFF as the surviving corporation, pursuant to the Agreement and Plan of Merger dated as of September 24, 2024, as amended December 4, 2024, by and between MIFF and NUBC. The closing of the proposed merger remains subject to certain regulatory approvals and other customary closing conditions.

J. Todd Troxell, President and CEO of NUBC, said "We are grateful for the strong support of our shareholders in approving this strategic partnership between MIFF and NUBC, that will create a leading community banking franchise in central Pennsylvania. Together we will build on our shared community banking traditions, providing greater strength, size and stability to serve our communities and generating greater profitability and returns for our shareholders."

Jeffrey J. Kapsar, President and CEO of MIFF, said "We are encouraged by the strong support NUBC shareholders have expressed for this strategic partnership between MIFF and NUBC. United by a shared commitment to community banking, we will combine our strengths to deliver stability, service and convenience to the communities we serve, while creating enhanced long-term value for our shareholders."

About Mifflinburg Bancorp, Inc.

Mifflinburg Bancorp, Inc. is the bank holding company for Mifflinburg Bank and Trust Company. Mifflinburg Bank and Trust Company is a full-service commercial bank, serving customers from seven locations in Mifflinburg, Lewisburg, Millheim, Milton, Selinsgrove and Shamokin Dam, Pennsylvania. The Bank has 81 employees. As of December 31, 2024, Mifflinburg Bancorp, Inc. had $597 million in total assets.

About Northumberland Bancorp

Northumberland Bancorp is the bank holding company for The Northumberland National Bank, a community bank with six offices located in Northumberland, Hummels Wharf, Middleburg, Port, Trevorton, Selinsgrove and Sunbury, Pennsylvania. The Northumberland National Bank has 103 employees. As of December 31, 2024, Northumberland Bancorp had approximately $666 million in total assets.

Cautionary Note Regarding Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to MIFF and NUBC. These forward-looking statements may include beliefs, goals, intentions, and expectations regarding the proposed transaction between NUBC and MIFF, revenues, earnings, loan production, asset quality, and capital levels, among other matters; estimates of future costs and benefits of the actions that may be taken; assessments of probable losses on loans; assessments of interest rate and other market risks; ability to achieve financial and other strategic goals; the expected timing of completion of the proposed transaction; the expected cost savings, synergies and other anticipated benefits from the proposed transaction; and other statements that are not historical facts.

Forward-looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” “will” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. These forward-looking statements include, without limitation, those relating to the terms, timing and closing of the proposed transaction.

Additionally, forward-looking statements speak only as of the date they are made, MIFF and NUBC do not assume any duty, and do not undertake, to update such forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those indicated in such forward-looking statements as a result of a variety of factors, many of which are beyond the control of MIFF and NUBC. Such statements are based upon the current beliefs and expectations of the managements of MIFF and NUBC and are subject to significant risks and uncertainties outside of the control of the parties. Caution should be exercised against placing undue reliance on forward-looking statements. The factors that could cause actual results to differ materially include the following: the occurrence of any event, change or other circumstance that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between MIFF and NUBC; the outcome of any legal proceedings that may be instituted against MIFF or NUBC; the possibility that the proposed transaction will not close when expected or at all because conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; the ability of MIFF and NUBC to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of either or both parties to the proposed transaction; the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where MIFF and NUBC do business; certain restrictions during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate NUBC’s operations and those of MIFF; such integration may be more difficult, time consuming or costly than expected; revenues following the proposed transaction may be lower than expected; MIFF’s and NUBC’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing; the dilution caused by MIFF’s issuance of additional shares of its capital stock in connection with the proposed transaction; effects of the announcement, pendency or completion of the proposed transaction on the ability of MIFF and NUBC to retain customers and retain and hire key personnel and maintain relationships with their suppliers, and on their operating results and businesses generally; and risks related to the potential impact of general economic, political and market factors on the companies or the proposed transaction and other factors that may affect future results of MIFF and NUBC; uncertainty as to the extent of the duration, scope, and impacts of the COVID-19 pandemic on MIFF, NUBC and the proposed transaction; and in other documents MIFF and NUBC may file with the U.S. Securities and Exchange Commission (the “SEC”).

Additional Information About the Proposed Merger and Where to Find It

Additional information about the proposed merger is available in the registration statement on form S-4 filed by MIFF with the SEC and other documents filed by MIFF and NUBC with the SEC. The registration statement includes a joint proxy statement of MIFF and NUBC, which also constitutes a prospectus of MIFF, that has been sent to NUBC's shareholders. Copies of the documents MIFF and NUBC have filed or will file with the SEC are accessible on the SEC website at www.sec.gov. Copies of the documents MIFF has filed or will file with the SEC also may be obtained free of charge in the "Investor Relations" section of MIFF's website https://www.mbtc.com/Resources/Investor-Relations. Copies of the documents NUBC has filed or will file with the SEC also may be obtained free of charge on the "Investor Relations" section of NUBC's website https://norrybank.com/about-us/investor-information

No Offer

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.